Exhibit 99.1

For Release
July 25, 2018
1:15 p.m. PDT

Contacts:
Ed Pierce
Chief Financial Officer
(818) 878-7900

ASGN Incorporated Reports Second Quarter 2018 Results
Financial Results above previously-announced estimates

CALABASAS, Calif., July 25, 2018 -- ASGN Incorporated (NYSE: ASGN), a leading provider of IT and professional services in the technology, creative/digital, engineering, life sciences fields across commercial and government sectors, today reported financial results for the quarter ended June 30, 2018.

Highlights

•	Revenues were $878.5 million, up 34.5 percent (10.1 percent on a pro forma basis) over the second quarter of 2017. Pro forma assumes the acquisition of ECS occurred at the beginning of 2017.

•	Net income was $33.6 million ($0.63 per diluted share), up from $33.1 million ($0.62 per diluted share) in the second quarter of 2017.

•	Adjusted Net Income (a non-GAAP measure) was $58.7 million ($1.11 per diluted share), up from $41.5 million ($0.78 per diluted share) in the second quarter of 2017.

•	Adjusted EBITDA (a non-GAAP measure) was $106.6 million (12.1 percent of revenues), up from $80.5 million (12.3 percent of revenues) in the second quarter of 2017.

•	Cash flows from operating activities were $76.7 million, up from $39.8 million in the second quarter of 2017.

•	Free cash flow (a non-GAAP measure) was $68.4 million, or 7.8 percent of revenues.

•
Effective April 2, 2018, acquired ECS Federal, LLC ("ECS") for $775.0 million in cash and amended the credit facility. Operating results of ECS were included in ASGN's consolidated results for the full quarter and were accretive to ASGN's Adjusted Net Income and Adjusted Earnings per Share.

•
During the quarter, paid down $133.0 million of debt and the leverage ratio (a non-GAAP measure) was 3.2 to 1 at June 30, 2018, down from 3.7 to 1, which was the leverage ratio after completion of the ECS acquisition on April 2, 2018.

•	During the quarter, ECS secured $162.4 million in new awards, which are included in its $1.4 billion contract backlog as of June 30, 2018.

Management Commentary

"The U.S. economy is performing well and across our customer base of commercial and government organizations, we are seeing investment in advancing their businesses and services,” commented Peter Dameris, CEO of ASGN. “Against this positive economic backdrop, ASGN executed well and we were able to grow substantially faster than the published industry growth rates for the 18th consecutive quarter. We expect our size and service offerings will continue to position ASGN to generate solid above-market growth in the quarters ahead."

Second Quarter 2018 Financial Results

Revenues were $878.5 million, up 34.5 percent year-over-year (10.1 percent on a pro forma basis). Pro forma results assume the acquisition of ECS occurred at the beginning of 2017.

Assignment revenues for our Apex and Oxford segments totaled $684.0 million, up 10.3 percent year-over-year and permanent placement revenues were $39.4 million (4.5 percent of revenues) compared with $33.3 million (5.1 percent of revenues) in the second quarter of 2017. Revenues for the quarter included $155.1 million in revenues from ECS, which was acquired on April 2, 2018. ECS is being reported as a separate operating segment.

Our largest segment, Apex, accounted for 64.6 percent of total revenues and grew 12.9 percent year-over-year. Our Oxford Segment accounted for 17.7 percent of total revenues and was up 3.3 percent year-over-year. Our ECS Segment accounted for 17.7 percent of total revenues and was up 7.1 percent year-over-year on a pro forma basis.

Gross profit was $263.9 million, up $50.9 million, or 23.9 percent year-over-year. Gross margin was 30.0 percent, compared with 32.6 percent in the second quarter of 2017. The compression in gross margin was primarily due to the inclusion of ECS which has lower margins than our other segments. On a pro forma basis, gross margin was 30.0 percent compared with 30.3 percent in the second quarter of 2017. Pro forma assumes the acquisition of ECS occurred at the beginning of 2017.

Selling, general and administrative (“SG&A”) expenses were $179.6 million (20.4 percent of revenues), compared with $145.2 million (22.2 percent of revenues) in the second quarter of 2017. SG&A expenses for the quarter included acquisition, integration and strategic planning expenses of $3.5 million, compared with $0.7 million in the second quarter of 2017.

Amortization of intangible assets was $18.5 million, up from $8.3 million in the second quarter of 2017. The increase is related to the intangible assets from the ECS acquisition.

Interest expense was $20.6 million compared with $6.1 million in the second quarter of 2017. Interest expense for the quarter was comprised of (i) $13.3 million of interest on the credit facility, (ii) $5.8 million of costs related to the amendment of our credit facility in conjunction with the acquisition of ECS and (iii) $1.5 million of amortization of deferred loan costs.

The effective tax rate for the quarter was 25.5 percent, which reflected the lower federal corporate tax rate related to the recently enacted Tax Cuts and Jobs Act, as well as a $0.7 million reduction in income taxes for excess tax benefits on stock-based compensation.

Net income was $33.6 million ($0.63 per diluted share), up from $33.1 million ($0.62 per diluted share) in the second quarter of 2017. Adjusted Net Income (a non-GAAP measure) was $58.7 million ($1.11 per diluted share), up from $41.5 million ($0.78 per diluted share) in the second quarter of 2017. Adjusted EBITDA (a non-GAAP measure) was $106.6 million (12.1 percent of revenues), up from $80.5 million (12.3 percent of revenues) in the second quarter of 2017. Reconciliations between GAAP and non-GAAP measures are included in this release.

Cash flows from operating activities were $76.7 million and free cash flow (a non-GAAP measure) was $68.4 million. At June 30, 2018, our leverage ratio (a non-GAAP measure) was 3.2 to 1, down from 3.7 to 1, which was the leverage ratio after completion of the ECS acquisition.

Third Quarter 2018 Financial Estimates

ASGN is providing financial estimates for the third quarter of 2018. These estimates do not include any acquisition, integration or strategic planning expenses and assume no deterioration in the markets that ASGN serves. These estimates also assume no significant change in foreign exchange rates. Reconciliations of estimated net income to the estimated non-GAAP measures are included in this release.

•	Revenues of $888.0 million to $898.0 million

•	Gross margin of 29.8 percent to 30.3 percent

•	SG&A expenses (excludes amortization of intangible assets) of $180.2 million to $182.6 million (includes $7.0 million in depreciation and $8.9 million in stock-based compensation expense)

•	Amortization of intangible assets of $18.6 million

•	Effective tax rate of 26.5 percent (before any excess tax benefits related to stock-based compensation)

•	Net income of $37.9 million to $41.6 million

•	Earnings per diluted share of $0.71 to $0.78

•	Diluted shares outstanding of 53.1 million

•	Adjusted EBITDA(1) (a non-GAAP measure) of $103.0 million to $108.0 million

•	Adjusted Net Income (a non-GAAP measure) of $56.2 million to $59.8 million

•	Adjusted Net Income per diluted share(2) (a non-GAAP measure) of $1.06 to $1.13
_______________

(1)	Depreciation of $2.6 million included in costs of services related to an ECS project and depreciation of $7.0 million included in SG&A expenses are added back in the determination of Adjusted EBITDA.

(2)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $6.8 million each quarter, or $0.13 per diluted share, and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks.

Our financial estimates above are based on our estimate of “Billable Days” which are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. For the third quarter, we estimate Billable Days of 62.4 (for our Apex and Oxford segments), which is 0.2 fewer than the third quarter of 2017 and 1.3 fewer than the second quarter of 2018. Each Billable Day is approximately $11.5 million in revenues. On a pro forma basis, which assumes the acquisition of ECS occurred at the beginning of 2017, our revenue estimates imply year-over-year growth of 8.3 to 9.5 percent.

Conference Call

ASGN will hold a conference call today at 5:00 p.m. EDT to review its financial results for the second quarter. The dial-in number is 800-230-1093 (+1-612-234-9959 for callers outside the United States) and the conference ID number is 450933. Participants should dial in ten minutes before the call. The prepared remarks, supplemental materials, and the webcast for this call can be accessed at asgn.com.

A replay of the conference call will be available beginning Wednesday, July 25, 2018 at 7:00 p.m. EDT until midnight on Wednesday, August 8, 2018. The access number for the replay is 800-475-6701 (+1-320-365-3844 outside the United States) and the conference ID number is 450933.

About ASGN Incorporated
ASGN Incorporated (NYSE: ASGN) is a leading provider of IT and professional services in the technology, creative/digital, engineering and life sciences fields across commercial and government sectors. Operating through its Apex, Oxford and ECS segments, ASGN helps leading corporate enterprises and government organizations develop, implement and operate critical IT and business solutions through its integrated offering of professional staffing and IT solutions.
Our mission as an organization is to be the most trusted partner for companies seeking highly skilled human capital and integrated solutions to fulfill their strategic and operational needs. ASGN was founded in 1985 and is headquartered in Calabasas, California. For more information, visit us at asgn.com.

Reasons for Presentation of Non-GAAP Financial Measures

Statements in this release and the accompanying financial information include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"), and is intended to enhance an overall understanding of our current financial performance. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Below is a discussion of our non-GAAP financial measures.

Pro forma revenues and gross profit by segment are presented to provide a more consistent basis for comparison between quarters. Pro forma was prepared as if the acquisition of ECS was consummated at the beginning of 2017. Although the pro forma segment data are considered non-GAAP measures, they were calculated in the same manner as the consolidated pro forma data, which are GAAP measures.

EBITDA (earnings before interest, taxes, depreciation and amortization of intangible assets) and Adjusted EBITDA (EBITDA plus stock-based compensation expense and, as applicable, acquisition, integration and strategic planning expenses, write-off of loan costs and impairment charges) are used to determine a portion of the compensation for some of our executives and employees. Stock-based compensation expense is added to arrive at Adjusted EBITDA because it is a non-cash expense. Write-off of loan costs, acquisition, integration and strategic planning expenses and impairment charges are added, as applicable, to arrive at Adjusted EBITDA as they are not indicative of the performance of our core business on an ongoing basis.

Non-GAAP net income (net income, less income (loss) from discontinued operations, net of tax, plus, as applicable, credit facility amendment expenses, acquisition, integration and strategic planning expenses, accretion of fair value discount on contingent consideration, impairment charges, and the tax effect of these items) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis. Adjusted Net Income (Non-GAAP net income plus amortization of intangible assets, less income taxes on amortization for financial reporting purposes not deductible for income tax purposes) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis, adjusted for some of the cash flows associated with amortization of intangible assets to more fully present the performance of our acquisitions.

Constant currency information removes the effect of year-over-year changes in foreign currency exchange rates. Constant currency information is calculated using the foreign currency exchange rates from the same period in the prior year.

Billable Days are Business Days (calendar days for the period less weekends and holidays) adjusted for other factors, such as the day of the week a holiday occurs, additional time taken off around holidays, year-end client furloughs and inclement weather. In order to remove the fluctuations caused by comparable periods having different billable days, revenues on a Same Billable Days basis are calculated by taking the current period average revenue per billable day, multiplied by the number of billable days from the same period in the prior year.

The term Same Billable Days and Constant Currency basis means that the impact of year-over-year changes in foreign currency exchange rates has been removed from the Same Billable Days basis calculation.

Free cash flow is defined as net cash provided by (used in) operating activities, less capital expenditures. Management believes this provides useful information to investors about the amount of cash generated by the business that can be used for strategic opportunities. Our leverage ratio provides information about our compliance with loan covenants and is calculated in accordance with our credit agreement, as filed with the Securities and Exchange Commission ("SEC"), by dividing our total indebtedness by trailing 12 months Adjusted EBITDA.

Reasons for Presentation of Operating Metrics and Supplemental Information

Operating metrics are intended to enhance the overall understanding of our business and our current financial performance. These operating metrics might not be calculated in the same manner as, and thus might not be comparable to, similarly titled metrics reported by other companies. Contract backlog for our ECS segment represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders. The operating metrics for the Apex and Oxford segments presented on this release are calculated as follows: average number of staffing consultants are full time equivalent staffing consultant headcount in the quarter; average number of contract professionals and average number of customers are the number of contract professionals employed each week and the number of customers served each week, averaged for the quarter, respectively (average is weighted by total number of hours billed per week); top 10 customers as a percentage of revenue are the 10 largest clients defined by the revenue generated in the quarter, divided by total revenues in the quarter; gross profit per staffing consultant is gross profit for the quarter divided by the average number of staffing consultants; average bill rate is total assignment revenue client billings in the quarter divided by total hours billed in the quarter.

Safe Harbor

Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding the Company's anticipated financial and operating performance.

All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. In particular, the Company makes no assurances that the estimates of revenues, gross margin, SG&A, amortization, effective tax rate, net income, diluted shares outstanding, contract backlog, Adjusted EBITDA, Adjusted Net Income, and related per share amounts (as applicable) set forth above will be achieved. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining clients, the availability of qualified contract professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to manage our litigation matters, the successful integration of our acquired subsidiaries, and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on March 1, 2018 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, as filed with the SEC on May 10, 2018. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2018	2017	2018	2018	2017

Revenues	$878,509	$653,313	$685,173	$1,563,682	$1,279,841
Costs of services	614,663	440,376	467,436	1,082,099	868,760
Gross profit	263,846	212,937	217,737	481,583	411,081
Selling, general and administrative expenses	179,616	145,177	164,444	344,060	291,249
Amortization of intangible assets	18,548	8,299	7,601	26,149	16,763
Operating income	65,682	59,461	45,692	111,374	103,069
Interest expense	(20,573)	(6,067)	(6,545)	(27,118)	(14,568)
Income before income taxes	45,109	53,394	39,147	84,256	88,501
Provision for income taxes	11,508	20,158	9,907	21,415	32,883
Income from continuing operations	33,601	33,236	29,240	62,841	55,618
Loss from discontinued operations, net of tax	(40)	(139)	(148)	(188)	(130)
Net income	$33,561	$33,097	$29,092	$62,653	$55,488

Per share income from continuing operations and net income:
Basic	$0.64	$0.63	$0.56	$1.20	$1.05
Diluted	$0.63	$0.62	$0.55	$1.19	$1.04

Number of shares and share equivalents used to calculate earnings per share:
Basic	52,305	52,823	52,178	52,242	52,741
Diluted	53,010	53,473	52,831	52,920	53,375

SEGMENT FINANCIAL INFORMATION (Unaudited)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017
(Dollars in millions)

	Reported				Pro Forma
	Three Months Ended		Six Months Ended		Three Months Ended		Six Months Ended
	June 30,		June 30,		June 30,		June 30,
	2018	2017	2018	2017	2018	2017	2018	2017
Revenues:
Apex:
Assignment	$553.7	$491.3	$1,078.6	$962.6	$553.7	$491.3	$1,078.6	$962.6
Permanent placement	13.9	11.2	27.5	22.4	13.9	11.2	27.5	22.4
	567.6	502.5	1,106.1	985.0	567.6	502.5	1,106.1	985.0
Oxford:
Assignment	130.3	128.7	255.7	251.9	130.3	128.7	255.7	251.9
Permanent placement	25.5	22.1	46.8	42.9	25.5	22.1	46.8	42.9
	155.8	150.8	302.5	294.8	155.8	150.8	302.5	294.8

ECS	155.1	—	155.1	—	155.1	144.9	304.2	281.8

Consolidated:
Assignment	684.0	620.0	1,334.3	1,214.5	684.0	620.0	1,334.3	1,214.5
Permanent placement	39.4	33.3	74.3	65.3	39.4	33.3	74.3	65.3
ECS	155.1	—	155.1	—	155.1	144.9	304.2	281.8
	$878.5	$653.3	$1,563.7	$1,279.8	$878.5	$798.2	$1,712.8	$1,561.6
Percentage of total revenues:
Apex	64.6%	76.9%	70.7%	77.0%	64.6%	63.0%	64.6%	63.1%
Oxford	17.7%	23.1%	19.3%	23.0%	17.7%	18.9%	17.7%	18.9%
ECS	17.7%	—%	10.0%	—%	17.7%	18.1%	17.7%	18.0%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Assignment	77.9%	94.9%	85.3%	94.9%	77.9%	77.7%	77.9%	77.8%
Permanent placement	4.5%	5.1%	4.8%	5.1%	4.5%	4.2%	4.3%	4.2%
ECS	17.6%	—%	9.9%	—%	17.6%	18.1%	17.8%	18.0%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Domestic	95.4%	95.0%	95.0%	95.1%	95.4%	95.9%	95.4%	96.0%
Foreign	4.6%	5.0%	5.0%	4.9%	4.6%	4.1%	4.6%	4.0%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Gross profit:
Apex	$169.7	$150.3	$328.3	$290.2	$169.7	$150.3	$328.3	$290.2
Oxford	65.5	62.7	124.6	120.9	65.5	62.7	124.6	120.9
ECS	28.7	—	28.7	—	28.7	28.7	55.4	56.9
Consolidated	$263.9	$213.0	$481.6	$411.1	$263.9	$241.7	$508.3	$468.0
Gross margin:
Apex	29.9%	29.9%	29.7%	29.5%	29.9%	29.9%	29.7%	29.5%
Oxford	42.0%	41.6%	41.2%	41.0%	42.0%	41.6%	41.2%	41.0%
ECS	18.5%	—%	18.5%	—%	18.5%	19.8%	18.2%	20.2%
Consolidated	30.0%	32.6%	30.8%	32.1%	30.0%	30.3%	29.7%	30.0%

SELECTED CASH FLOW INFORMATION (Unaudited)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017
(In thousands)

	Three Months Ended		Six Months Ended
	2018	2017	2018	2017
Cash provided by operating activities	$76,746	$39,793	$131,479	$83,593
Capital expenditures	(8,395)	(6,416)	(14,593)	(13,208)
Free cash flow (non-GAAP measure)	$68,351	$33,377	$116,886	$70,385

Cash used in investing activities(1)	$(769,012)	$(6,581)	$(775,230)	$(13,356)
Cash provided by (used in) financing activities(1)	$660,150	$(39,077)	$652,483	$(79,292)

(1)	Investing and financing activities in 2018 included the ECS acquisition and related financing.

SELECTED CONSOLIDATED BALANCE SHEET DATA
AS OF JUNE 30, 2018 AND DECEMBER 31, 2017
(In thousands)

	2018	2017
	(Unaudited)
Cash and cash equivalents	$44,657	$36,667
Accounts receivable, net	558,040	428,536
Total current assets	637,305	499,523
Goodwill and intangible assets, net	1,941,210	1,246,861
Total assets	2,675,034	1,810,129
Total current liabilities	279,120	166,717
Working capital	358,185	332,806
Long-term debt	1,240,886	575,213
Other long-term liabilities	86,286	76,808
Stockholders’ equity	1,068,742	991,391

RECONCILIATION OF NET INCOME TO EBITDA (NON-GAAP MEASURE) AND
ADJUSTED EBITDA (NON-GAAP MEASURE) (Unaudited)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017
(In thousands)

	Three Months Ended		Six Months Ended
	2018	2017	2018	2017
Net income	$33,561	$33,097	$62,653	$55,488
Loss from discontinued operations, net of tax	40	139	188	130
Interest expense	20,573	6,067	27,118	14,568
Provision for income taxes	11,508	20,158	21,415	32,883
Depreciation	10,038	6,068	16,850	12,079
Amortization of intangible assets	18,548	8,299	26,149	16,763
EBITDA (non-GAAP measure)	94,268	73,828	154,373	131,911
Stock-based compensation	8,870	5,991	13,761	11,561
Acquisition, integration and strategic planning expenses	3,465	725	13,230	1,635
Adjusted EBITDA (non-GAAP measure)	$106,603	$80,544	$181,364	$145,107

RECONCILIATION OF NET INCOME TO NON-GAAP NET INCOME AND
ADJUSTED NET INCOME (NON-GAAP MEASURE) (Unaudited)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	2018	2017	2018	2017
Net income	$33,561	$33,097	$62,653	$55,488
Loss from discontinued operations, net of tax	40	139	188	130
Credit facility amendment expenses(1)	5,811	(104)	6,159	1,924
Acquisition, integration and strategic planning expenses	3,465	725	13,230	1,635
Tax effect on adjustments	(2,421)	(242)	(5,060)	(1,388)
Non-GAAP net income	40,456	33,615	77,170	57,789
Amortization of intangible assets	18,548	8,299	26,149	16,763
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(269)	(406)	(538)	(812)
Adjusted Net Income (non-GAAP measure)(2)	$58,735	$41,508	$102,781	$73,740

Per diluted share:
Net income	$0.63	$0.62	$1.19	$1.04
Adjustments	0.48	0.16	0.75	0.34
Adjusted Net Income (non-GAAP measure)(2)	$1.11	$0.78	$1.94	$1.38

Weighted average common and common equivalent shares outstanding (diluted)	53,010	53,473	52,920	53,375

(1)
During the six months ended June 30, 2018 we incurred $22.5 million in fees related to the amendment to our credit facility to fund the acquisition of ECS, of which $6.2 million were expensed as incurred and included in interest expense. The remaining $16.3 million fees were capitalized and are being amortized over the term of the credit facility. During the six months ended June 30, 2017 we amended our credit facility and incurred $2.5 million in fees, of which $1.9 million were expensed as incurred and included in interest expense, while the remaining were capitalized and are being amortized over the term of the credit facility.

(2)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $6.8 million per quarter (approximately $0.13 per diluted share) and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks.

OPERATING METRICS (Unaudited)

APEX AND OXFORD SEGMENTS

	Q2 2018	Q1 2018	Q2 2017
Average number of staffing consultants:
Apex	1,532	1,526	1,441
Oxford	929	916	925
Average number of customers:
Apex	3,666	3,630	3,502
Oxford	1,002	1,004	1,063
Average number of contract professionals(1):
Apex	19,536	18,720	17,525
Oxford	2,913	2,743	2,818
Top 10 customers as a percentage of revenues:
Apex	23.9%	25.2%	26.9%
Oxford	11.9%	12.8%	10.1%
Average bill rate:
Apex	$59.53	$58.16	$57.81
Oxford	$101.51	$101.23	$100.14
Gross profit per staffing consultant:
Apex	$111,000	$104,000	$104,000
Oxford	$71,000	$65,000	$68,000

(1)	Average number of contract professionals placed on assignment each week that are considered our employees; this number does not include employees of our subcontractors.

ECS SEGMENT SUPPLEMENTAL INFORMATION (Unaudited)

MIX OF REVENUES BY CONTRACT TYPE(1)

	Q2 2018	Q1 2018	Q2 2017
Firm-fixed-price	28.8%	30.1%	39.8%
Time and materials	31.6%	33.0%	31.9%
Cost-plus-fixed-fee	39.6%	36.9%	28.3%

MIX OF REVENUES BY CUSTOMER

	Q2 2018	Q1 2018	Q2 2017
Department of Defense and Intelligence Agencies	61.6%	59.3%	59.5%
Federal Civilian	32.9%	34.5%	33.8%
Commercial and Other	5.5%	6.2%	6.7%

CONTRACT BACKLOG(2) (In millions)

	June 30, 2018	March 31, 2018	June 30, 2017
Funded Contract Backlog(3)	$298.1	$331.5	$224.2
Negotiated Unfunded Contract Backlog(4)	1,137.0	1,180.1	1,250.6
Contract Backlog	$1,435.1	$1,511.6	$1,474.8

Information for the periods prior to the ECS acquisition date of April 2, 2018 is presented on a pro forma basis.

(1)
Firm-fixed-price ("FFP") contracts provide for a fixed price for specified products, systems and/or services. Time and materials ("T&M") contracts provide for payments based on fixed hourly rates for each direct labor hour expended and reimbursements for allowable material costs and out-of-pocket expenses. Cost-plus-fixed-fee ("CPFF") contracts provide for reimbursement of our direct contract costs and allowable and allocable indirect costs, plus the negotiated profit margin or fee.

(2)
Contract backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed. Contract backlog excludes awards which have been protested by competitors until the protest is resolved in our favor. ECS segregates contract backlog into two categories, funded contract backlog and negotiated unfunded contract backlog.

(3)
Funded contract backlog for contracts with U.S. government agencies primarily represents contracts for which funding has been formally awarded less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally awarded or authorized by the U.S. government even though the contract may call for performance over a number of years. Funded contract backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years, less revenues previously recognized on these contracts.

(4)
Negotiated unfunded contract backlog represents the estimated future revenues to be earned from negotiated contract awards for which funding has not been awarded or authorized, and unexercised priced contract options. Negotiated unfunded contract backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

FINANCIAL ESTIMATES FOR Q3 2018
RECONCILIATION OF ESTIMATED NET INCOME TO ESTIMATED NON-GAAP MEASURES
(In millions, except per share data)

	Low	High
Net income(1)(2)	$37.9	$41.6
Interest expense	14.4	14.4
Provision for income taxes(2)	13.6	14.9
Depreciation(3)	9.6	9.6
Amortization of intangible assets	18.6	18.6
EBITDA (non-GAAP measure)	94.1	99.1
Stock-based compensation	8.9	8.9
Adjusted EBITDA (non-GAAP measure)	$103.0	$108.0

	Low	High
Net income(1)(2)	$37.9	$41.6
Amortization of intangible assets	18.6	18.6
Income taxes on amortization for financial reporting purposes not deductible for income tax purposes	(0.3)	(0.3)
Other	—	(0.1)
Adjusted Net Income (non-GAAP measure)(4)	$56.2	$59.8

Per diluted share:
Net income	$0.71	$0.78
Adjustments	0.35	0.35
Adjusted Net Income (non-GAAP measure)(4)	$1.06	$1.13

Weighted average common and common equivalent shares outstanding (diluted)	53.1	53.1

(1)	These estimates do not include acquisition, integration, or strategic planning expenses.

(2)	These estimates do not include excess tax benefits related to stock-based compensation.

(3)	Composed of $2.6 million of depreciation included in costs of services related to an ECS project and $7.0 million of depreciation included in SG&A expenses.

(4)
Does not include the “Cash Tax Savings on Indefinite-lived Intangible Assets.” These savings total $6.8 million per quarter ($0.13 per diluted share) and represent the economic value of the tax deduction that we receive from the amortization of goodwill and trademarks.